UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

January 26, 2021

MACKENZIE REALTY CAPITAL, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-55006	45-4355424
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

89 Davis Road, Suite 100 Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

(925) 631-9100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2021, the Board of Directors of Mackenzie Realty Capital, Inc. (the “Company”) approved, effective January 1, 2021, two advisory agreements, an Advisory Management Agreement with MacKenzie Real Estate Advisers, LP (the “Real Estate Adviser”) and an amended and restated Investment Advisory Agreement with MCM Advisers, LP (the “Investment Adviser”).

The terms of the Advisory Management Agreement with the Real Estate Adviser provide that the Company will continue to pay an Asset Management Fee on essentially the same terms as it was previously paying the Investment Adviser, namely based upon a percentage of Invested Capital (3% of the first $20 million, 2% of the next $80 million, and 1.5% over $100 million), not including any leverage employed to purchase assets.  Now that the Company is no longer a business development company, the Advisory agreement no longer provides for a 3% Portfolio Structuring Fee, but instead provides for a 2.5% Acquisition Fee on new (non-security) purchases.  The new Advisory Agreement also provides for an incentive management fee that is equal to 15% of all distributions once shareholders have received cumulative distributions equal to 6% from the effective date of the Agreement (instead of 20% of Capital Gains and 20% of Investment Income after a 7% return).  Unlike many other non-traded REITs, the Company will not pay any Property Management Fees, Debt Financing Fees, or Disposition Fees to the Real Estate Adviser.

The amended and restated Investment Advisory Agreement provides that the Investment Adviser will receive an annual fee equal to $100 for providing the investment advice to the Company as to its securities portfolio.

A copy of the Advisory Management Agreement and a copy of the Amended and Restated Investment Advisory Agreement are attached as Exhibits 10.14 and 10.15 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.14	Advisory Management Agreement with MacKenzie Real Estate Advisers, LP
10.15	Amended and Restated Investment Advisory Agreement with MCM Advisers, LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACKENZIE REALTY CAPITAL, INC.
(Registrant)

Date: January 27, 2021	By:	/s/ Robert Dixon
Robert Dixon
President